EXHIBIT 99.1

Contact:	Elaine Lintecum Treasurer 916-321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS RECORD FOURTH QUARTER 2004 EARNINGS

AND PROVIDES FIRST QUARTER 2005 OUTLOOK

McClatchy Reports 20th Consecutive Year of Daily Circulation Growth

SACRAMENTO, Calif., January 27, 2005 - The McClatchy Company (NYSE-MNI) today reported record fourth quarter earnings of $47.8 million, or $1.02 per share, compared to earnings of $45.6 million, or 98 cents per share, in the fourth quarter of 2003.

Revenues in the fourth quarter of 2004 were $308.2 million, up 5.2% from 2003 fourth quarter revenues of $293.0 million, with advertising revenues of $260.4 million, up 6.2%, and circulation revenues of $41.5 million, up 0.3%. Revenues in 2004 include the operations of the Merced Sun-Star and related non-daily newspapers (the Merced Group), which were acquired in the first quarter of 2004. Excluding the Merced Group, total revenues in the fourth quarter of 2004 were up 3.9%, and advertising revenues were up 4.8%.

Earnings for full year 2004 were $155.9 million, or $3.33 per share, and were $3.38 per share excluding a charge related to the company's debt refinancing in the second quarter of 2004. For the full year 2003, earnings from continuing operations were $144.2 million, or $3.10 per share. Total earnings for 2003, including discontinued operations, were $3.23 per share.

Revenues for the full year 2004 were $1.16 billion, up 5.8% from 2003 revenues of $1.10 billion. Advertising revenues were $972.8 million, up 6.8%, and circulation revenues were $166.6 million, up 0.6%. Excluding the Merced Group, total revenues were up 4.6% and advertising revenues were up 5.5% in the full year 2004.

Commenting on the results, Gary Pruitt, McClatchy's chairman and chief executive officer, said, "We are pleased with our fourth quarter and full year results. December advertising revenues, particularly in retail advertising, were better than we had expected, helping propel earnings to a record $1.02 per share in the quarter.

"Taken all together, the year 2004 was a very strong one for the company. Our online advertising grew 48.7% and direct marketing advertising was up 13.5%. When coupled with a rebound in print employment advertising, these factors led to record revenues for the year.

"Also, we recorded daily circulation growth of 0.2% in 2004, excluding the Merced Group, the 20th consecutive year that daily circulation has grown at McClatchy's newspapers. No other newspaper company comes close to this record. We are very proud of this accomplishment and what it means for our company, and will work to continue to lead the industry in this important metric.

"As we look to 2005, we expect patterns similar to those we saw in 2004. While the economy appears to be healthy, advertising spending continues to be somewhat choppy in our markets. That said, we believe advertising will remain strong on our internet sites and in direct marketing. We expect overall advertising revenue growth to be in the low to mid-single-digit range in the first quarter of 2005 and that earnings will range between 62 cents and 64 cents per share."

Pat Talamantes, McClatchy's chief financial officer, said, "We ended the year with debt of $267.2 million, down $79.8 million from year-end 2003, despite borrowing $100 million in early 2004 to complete the acquisition of the Merced Group and to make voluntary pension contributions. We increased debt again in early 2005 to make a $40 million voluntary pension contribution to the company's plans. Even so, our balance sheet is very strong."

The company's statistical report, which summarizes its revenue performance for December and full year 2004, follows, along with a supplemental report of advertising revenue data by category.

At 11:30 a.m. Eastern time today, McClatchy will review its results in a conference call (877-278-1205 pass code 3293521) and webcast (www.mcclatchy.com). A replay of the call can be accessed for up to 48 hours by dialing 800-642-1687 and using the same pass code, 3293521. The webcast will be archived at McClatchy's website.

The McClatchy Company, headquartered in Sacramento, California, is a leading newspaper and internet publisher. It publishes 12 daily and 18 non-daily newspapers located in western coastal states, North and South Carolina, and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.4 million and Sunday circulation of 1.85 million. McClatchy's newspapers include, among others, the Star Tribune in Minneapolis, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News&Observer (Raleigh, NC), The News Tribune (Tacoma, WA) and the Anchorage Daily News.

McClatchy also operates leading local websites in each of its 12 daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services and owns and operates Nando Media, an interactive operation that provides newspapers with content, publishing tools and software development. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

ADDITIONAL INFORMATION

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties include national and local economic conditions that could affect advertising and circulation rates and volumes, changes in interest rates and/or newsprint prices, increased competition in our markets, as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's December 28, 2003 report on form 10-K and September 26, 2004 report on form 10-Q, filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

	Three months ended		Year Ended
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003

Revenues - net	$ 308,151	$ 293,040	$ 1,163,376	$ 1,099,391

Operating expenses:
Compensation	119,954	112,791	471,289	445,901
Newsprint and supplements	39,895	37,400	151,134	137,384
Depreciation and amortization	16,758	17,620	66,532	70,139
Other operating expenses	51,857	50,910	205,112	197,026
Total operating expenses	228,464	218,721	894,067	850,450

Operating income	79,687	74,319	269,309	248,941

Interest expense	(1,638)	(3,541)	(9,095)	(18,090)
Refinancing related charges	-	-	(3,737)	-
Partnership income	387	109	929	368
Other non-operating income (expenses) - net	217	(361)	155	(560)
Income from continuing operations before taxes	78,653	70,526	257,561	230,659
Income tax provision	30,873	24,875	101,685	86,462
Income from continuing operations	47,780	45,651	155,876	144,197
Income from discontinued operation	-	25	-	6,025
Net income	$ 47,780	$ 45,626	$ 155,876	$ 150,222

Net income per common share:
Basic:
Income from continuing operation	$ 1.03	$ 0.99	$ 3.36	$ 3.13
Income from discontinued operation	-	-	-	$ 0.13
Net income per share	$ 1.03	$ 0.99	$ 3.36	$ 3.26
Diluted:
Income from continuing operation	$ 1.02	$ 0.98	$ 3.33	$ 3.10
Income from discontinued operation	-	-	-	0.13
Net income per share	$ 1.02	$ 0.98	$ 3.33	$ 3.23
Weighted average common shares:
Basic	46,448	46,247	46,382	46,127
Diluted	46,868	46,645	46,815	46,457

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)
	Period 12			Period 12 Year-to-Date
Revenues - Net: *	2004	2003	% Change	2004	2003	% Change
Advertising
Daily Newspapers:
Minneapolis	$25,146	$23,837	5.5%	$309,506	$294,894	5.0%
California	30,303	28,048	8.0%	372,232	338,485	10.0%
Carolinas	12,162	11,323	7.4%	155,616	146,769	6.0%
Northwest	10,846	10,249	5.8%	135,454	130,480	3.8%
Total Advertising	$78,457	$73,457	6.8%	$972,808	$910,628	6.8%

Circulation	12,570	12,616	-0.4%	166,623	165,552	0.6%
Other	1,956	1,871	4.5%	23,945	23,211	3.2%
Total Revenue	$92,983	$87,944	5.7%	$1,163,376	$1,099,391	5.8%
* Revenues in 2003 are re-classified to report continuing operations only.

Average Paid Circulation:**
Daily	1,436.9	1,417.4	1.4%	1,419.3	1,398.5	1.5%
Sunday	1,836.1	1,863.0	-1.4%	1,847.2	1,864.7	-0.9%
Community Newspapers	67.8	60.5	12.1%	69.0	61.1	12.9%
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

Advertising Linage for Dailies:
Full Run ROP
Retail	522.4	530.8	-1.6%	5,679.0	5,665.1	0.2%
National	96.9	107.4	-9.8%	1,204.3	1,219.6	-1.3%
Classified	512.6	503.3	1.8%	7,806.5	7,387.0	5.7%
Total	1,131.9	1,141.5	-0.8%	14,689.8	14,271.7	2.9%

Millions of Preprints Distributed	352.4	321.8	9.5%	3,458.1	3,282.5	5.3%

Full Run ROP Linage by Market for Dailies:

California:
The Sacramento Bee	191.0	201.2	-5.1%	2,586.4	2,573.8	0.5%
The Fresno Bee	108.3	119.3	-9.2%	1,302.6	1,318.2	-1.2%
The Modesto Bee	97.3	112.1	-13.2%	1,298.7	1,327.3	-2.2%
Merced Sun-Star	43.9	0.0	NA	599.6	0.0	NA

Star Tribune, Minneapolis	154.9	164.5	-5.8%	1,895.0	1,929.7	-1.8%

Northwest:
The News Tribune, Tacoma	109.7	115.7	-5.2%	1,266.3	1,363.4	-7.1%
Anchorage Daily News	68.6	63.0	8.9%	947.2	918.0	3.2%
Tri-City Herald	68.0	60.1	13.1%	842.7	787.2	7.1%

Carolinas:
The News & Observer, Raleigh	140.0	142.8	-2.0%	1,899.6	1,934.6	-1.8%
South Carolina Dailies	150.2	162.8	-7.7%	2,051.7	2,119.5	-3.2%
Total	1,131.9	1,141.5	-0.8%	14,689.8	14,271.7	2.9%

Data in 2004 includes the Merced Sun-Star and related community newspapers, purchased on January 7, 2004.

THE McCLATCHY COMPANY

SUPPLEMENTAL ADVERTISING REVENUE DATA

BY CATEGORY FOR THE PERIODS ENDED
DECEMBER 26, 2004

	December		Fourth Quarter		Year to Date
		Print /		Print /		Print /
	%	Online	%	Online	%	Online
	Change	Combined	Change	Combined	Change	Combined
Print:
Retail	5.4	5.0	3.6	3.2	2.8	2.6
National	(0.9)	(0.7)	1.9	2.2	5.3	5.4
Classified Total	2.8	6.0	4.0	7.3	4.8	8.3
Auto	(13.5)	(11.7)	(7.1)	(5.5)	(1.7)	(0.2)
Real Estate	11.1	12.3	10.8	12.0	9.5	10.6
Employment	17.4	24.0	12.7	20.3	9.9	18.1
Direct Marketing	21.7	21.7	8.3	8.3	9.7	9.7

Online	30.5	NA	37.9	NA	48.7	NA

Note: Categories exclude Merced Group.